As filed with the Securities and Exchange Commission on November 12, 1999.
                                                         Registration No.333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                               OMNICOM GROUP INC.
             (Exact name of registrant as specified in its charter)
         New York                                      13-1514814
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                               437 Madison Avenue
                            New York, New York 10022
          (Address of principal executive offices, including zip code)

                    The M/A/R/C Group 1997 Stock Option Plan
                    (With Limited Stock Appreciation Rights),
                   The M/A/R/C Group 1991 Executive Stock Plan
                                       And
                          Certain Common Stock Warrants
                            (Full title of the plans)

                              Barry J. Wagner, Esq.
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 415-3600
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                           Brad J. Schwartzberg, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4966

                         Calculation of Registration Fee

===============================================================================================================
Title of securities to be              Amount to be   Proposed maximum      Proposed maximum      Amount of
     registered                       registered(1)       offering         aggregate offering  registration fee
                                                       Price per share(2)      price(2)
---------------------------------------------------------------------------------------------------------------

  Common Stock, par value $.50 per         8,194            $26.27           $215,256.38           $59.84
    share, underlying outstanding          1,444            $44.62            $64,431.28           $17.91
  substitute options and/or common         1,926            $45.65            $87,921.90           $24.44
 stock warrants to acquire shares of       5,782            $46.36           $268,053.52           $74.52
   Omnicom Group Inc. Common Stock         2,409            $46.69           $112,476.21           $31.27
  under the following plans (which         1,204            $49.80            $59,959.20           $16.67
 were assumed by Omnicom Group Inc.        14,457           $51.46           $743,957.22          $206.82
  pursuant to the terms of a merger        1,444            $55.53            $80,185.32           $22.29
 agreement between M/A/R/C Inc. and        9,154            $56.03           $512,898.62          $142.59
  Omnicom Group Inc.): The M/A/R/C         2,166            $57.07           $123,613.62           $34.36
 Group 1997 Stock Option Plan (With        2,166            $57.61           $124,783.26           $34.69
 Limited Stock Appreciation Rights),       1,444            $58.10            $83,896.40           $23.32
  The M/A/R/C Group 1991 Executive         3,614            $59.68           $215,683.52           $59.96
 Stock Plan and certain M/A/R/C Inc.       92,046           $62.25          $5,729,863.50        $1,592.90
       common stock warrants.              3,851            $63.29           $243,729.79           $67.76
                                           8,433            $66.40           $559,951.20          $155.67
               TOTALS:                   159,734                           $9,226,660.94        $2,565.01

==============================================================================================================

(1) The shares of Common Stock being registered hereunder are reserved for issuance pursuant to (i) the Registrant's assumed stock option plan, The M/A/R/C Group 1997 Stock Option Plan (With Limited Stock Appreciation Rights), in respect of which Omnicom Group Inc. has converted 460,150 shares underlying options to acquire M/A/R/C Inc. common stock into 110,820 shares underlying options to acquire Omnicom Group Inc. Common Stock, (ii) the Registrant's assumed stock option plan, The M/A/R/C Group 1991 Executive Stock Plan, in respect of which Omnicom Group Inc. has converted 118,020 shares underlying options to acquire M/A/R/C Inc. common stock into 28,433 shares underlying options to acquire Omnicom Group Inc. Common Stock, and (iii) the Registrant's assumed common stock warrants, being certain common stock warrants to acquire shares of M/A/R/C Inc. common stock, in respect of which Omnicom Group Inc. converted 85,000 shares underlying such common stock warrants to acquire M/A/R/C Inc. common stock into 20,481 shares underlying substitute common stock warrants to acquire Omnicom Group Inc. Common Stock. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such number of additional shares of Common Stock as may become available for issuance pursuant to the foregoing plans in the event of certain changes in outstanding shares, including changes resulting from reorganizations, recapitalizations, stock splits, stock dividends, reverse stock splits and similar transactions. Pursuant to Rule 457(h), the actual exercise prices of the options and/or warrants to acquire Omnicom Group Inc. Common Stock have been used in the calculation of the Registration Fee.

(2) The range of exercise prices relating to substitute options to acquire Omnicom Group Inc. Common Stock in respect of The M/A/R/C Group 1997 Stock Option Plan (With Limited Stock Appreciation Rights) is $44.62 - $63.29. The range of exercise prices relating to substitute options to acquire Omnicom Group Inc. Common Stock in respect of The M/A/R/C Group 1991 Executive Stock Plan is $26.27 - $51.46. The range of exercise prices relating to substitute common stock warrants to acquire Omnicom Group Inc. Common Stock is $62.25 - $66.40.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information

         The document(s) containing the information specified in Part I of this Registration Statement will be sent or given to (i) participants in The M/A/R/C Group 1997 Stock Option Plan (With Limited Stock Appreciation Rights), (ii) participants in The M/A/R/C Group 1991 Executive Stock Plan, and (iii) common stock warrant holders (collectively, the "Plans"), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), such documents are not required to be filed with the Commission as part of this Registration Statement. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.


Item 2.  Registrant Information and Employee Plan Annual Information

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(a) or additional information about the Plans are available without charge by contacting:


                              Barry J. Wagner, Esq.
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York 10022
                                 (212) 415-3600

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Commission are incorporated into this Registration Statement by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (e) The description of the Registrant's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for purposes of updating that description; and

         (f) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act.

         All reports and other documents filed by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of each such report or other document. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

         The consolidated financial statements and financial statement schedules of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been incorporated herein by reference in reliance on the reports, also incorporated herein by reference, of Arthur Andersen LLP, independent certified public accountants, given on their authority as experts in auditing and accounting.

Item 4.  Description of Securities

         Not applicable

Item 5.  Interests of Named Experts and Counsel

         Not Applicable

Item 6.  Indemnification of Directors and Officers

           The Company's Certificate of Incorporation contains a provisions limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemption, distributions of assets on dissolution or loans to directors) to acts or omissions in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Company's By-Laws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys' fees and amounts paid in settlement with the consent of the Company in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

           Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

           Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer of director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defenses or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines in its discretion, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

           Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

           The Company has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. The Company also maintains and pays premiums for directors' and officers' liability insurance policies.

Item 7.  Exemption from Registration Claimed

         Not applicable

Item 8.  Exhibits

4.1 The M/A/R/C Group 1997 Stock Option Plan (With Limited Stock Appreciation Rights)(Incorporated by reference to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17, 1999).

4.2 The M/A/R/C Group 1991 Executive Stock Plan (Incorporated by reference to Exhibit 10.11 to M/A/R/C Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).

4.3 Warrant Certificate No. 30 (Incorporated by reference to Exhibit 4.4 to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17, 1999).

4.4 Warrant Certificate No. 32 (Incorporated by reference to Exhibit 4.6 to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17, 1999).

5        Opinion of Davis & Gilbert LLP, filed herewith.

23.1     Consent of Arthur Andersen LLP, filed herewith.

23.2 Consent of Davis & Gilbert LLP (contained in the opinion previously filed as Exhibit 5).

25       Power of Attorney (appearing on page II-4).

--------------

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on November 12, 1999.

                                        OMNICOM GROUP INC.


                                        By: /s/ John Wren
                                           ------------------------------------
                                           John Wren
                                           President, Chief Executive Officer
                                            and Director


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below does hereby constitute and appoint John Wren and Barry J. Wagner, and each of them, with full powers of substitution, his or her true and lawful attorneys-in-fact and agents to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents may deem necessary and advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of shares of Common Stock registered pursuant hereto, including specifically, but without limitation thereof, power and authority to sign his or her name, in any and all capacities set forth beneath his name, to any amendment to this Registration Statement in respect of said shares and to any documents filed as part of or in connection with said Registration Statement or amendments; and the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.


Date: November 12, 1999           By:     /s/ John Wren
                                        ----------------------------------------
                                        John Wren
                                        President, Chief Executive Officer and
                                        Director
                                        (Principal Executive Officer)


Date: November 12, 1999           By:     /s/ Randall Weisenburger
                                        -----------------------------------
                                        Randall Weisenburger
                                        Chief Financial Officer
                                        (Principal Financial Officer)


Date: November 12, 1999           By:     /s/ Philip J. Angelastro
                                        ----------------------------------------
                                        Philip J. Angelastro
                                        Controller
                                        (Principal Accounting Officer)


Date: November 12, 1999           By:     /s/ Bernard Brochand
                                        ----------------------------------------
                                        Bernard Brochand
                                        Director

Date: November 12, 1999           By:     /s/ Robert J. Callander
                                        ----------------------------------------
                                        Robert J. Callander
                                        Director

Date: November 12, 1999           By:     /s/ James A. Cannon
                                        ----------------------------------------
                                        James A. Cannon
                                        Director

Date: November 12, 1999           By:     /s/ Leonard S. Coleman, Jr.
                                        ----------------------------------------
                                        Leonard S. Coleman, Jr.
                                        Director

Date: November 12, 1999           By:     /s/ Bruce Crawford
                                        ----------------------------------------
                                        Bruce Crawford
                                        Director

Date: November 12, 1999           By:     /s/ Susan S. Denison
                                        ----------------------------------------
                                        Susan S. Denison
                                        Director

Date: November 12, 1999           By:     /s/ Peter Foy
                                        ----------------------------------------
                                        Peter Foy
                                        Director

Date: November 12, 1999           By:     /s/ Thomas L. Harrison
                                        ----------------------------------------
                                        Thomas L. Harrison
                                        Director

Date: November 12, 1999           By:     /s/ John R. Murphy
                                        ----------------------------------------
                                        John R. Murphy
                                        Director

Date: November 12, 1999           By:     /s/ John R. Purcell
                                        ----------------------------------------
                                        John R. Purcell
                                        Director

Date: November 12, 1999           By:     /s/ Keith L. Reinhardt
                                        ----------------------------------------
                                        Keith L. Reinhardt
                                        Director

Date: November 12, 1999           By:     /s/ Allen Rosenshine
                                        ----------------------------------------
                                        Allen Rosenshine
                                        Director

Date: November 12, 1999           By:     /s/ Gary L. Roubos
                                        ----------------------------------------
                                        Gary L. Roubos
                                        Director

Date: November 12, 1999           By:     /s/ Quentin I. Smith, Jr.
                                        ----------------------------------------
                                        Quentin I. Smith, Jr.
                                        Director

Date: November 12, 1999           By:     /s/ Egon P.S. Zehnder
                                        ----------------------------------------
                                        Egon P.S. Zehnder
                                        Director

                                  EXHIBIT INDEX

4.1 The M/A/R/C Group 1997 Stock Option Plan (With Limited Stock Appreciation Rights)(Incorporated by reference to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17, 1999).

4.2 The M/A/R/C Group 1991 Executive Stock Plan (Incorporated by reference to Exhibit 10.11 to M/A/R/C Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).

4.3 Warrant Certificate No. 30 (Incorporated by reference to Exhibit 4.4 to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17,
        1999).

4.4 Warrant Certificate No. 32 (Incorporated by reference to Exhibit 4.6 to M/A/R/C Inc.'s Registration Statement on Form S-8 filed on September 17,
        1999).

5       Opinion of Davis & Gilbert LLP.

23.1    Consent of Arthur Andersen LLP.

23.2 Consent of Davis & Gilbert LLP (contained in the opinion previously filed as Exhibit 5).

25      Power of Attorney (appearing on page II-4).